UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2021
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On October 28, 2021, Sunil Dhaliwal, a Class I director of the Board of Directors (the “Board”) of Fastly, Inc. (the “Company”), and Kelly Wright, a Class II director of the Board, each provided notice of their resignation as a member of the Board, effective as of as of the appointment of their successors to the Board. Neither Mr. Dhaliwal’s nor Ms. Wright’s resignation was the result of a disagreement with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. Mr. Dhaliwal served as a member of the Audit Committee of the Board (the “Audit Committee”), and Ms. Wright served as a member of the Audit Committee and the Compensation Committee of the Board (the "Compensation Committee").

Amended and Restated Non-Employee Director Compensation Policy

On November 2, 2021, the Board, upon the recommendation of the Compensation Committee, approved an amended and restated Non-Employee Director Compensation Policy, which is filed with the Securities and Exchange Commission (“SEC”) as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference (the “Amended Director Compensation Policy”). The Amended Director Compensation Policy establishes a quarterly vesting schedule for each non-employee director's annual automatic equity grant, such that each restricted stock unit award (the "Annual RSUs") will vest quarterly over one year following the date of grant and will be fully vested on the earlier of (i) the date of the following year's annual meeting of the Company's stockholders (or the date immediately prior to the next annual meeting of the Company's stockholders if the non-employee director's service as a director ends at such meeting due to the director's failure to be re-elected or the director not standing for re-election); and (ii) the one year anniversary measured from the date of grant.

Election of Directors

On November 1, 2021, the Board elected Richard Daniels as a Class I director whose term will expire at the Company’s 2023 annual meeting of stockholders and Vanessa Smith as a Class II director whose term will expire at the Company’s 2024 annual meeting of stockholders, to fill the vacancies created by Mr. Dhaliwal’s and Ms. Wright’s resignations and effective as of November 1, 2021. There is no arrangement or understanding between Mr. Daniels or Ms. Smith, respectively, and the Company or any other person pursuant to which they were elected as a director. Mr. Daniels has also been appointed as a member of the Audit Committee and Ms. Smith has been appointed as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).

In connection with their appointments to the Board and committees, and in accordance with the Amended Director Compensation Policy, Mr. Daniels and Ms. Smith will each receive an annual cash retainer of $30,000 for serving on the Board. Mr. Daniels will also receive $10,000 for serving on the Audit Committee, paid quarterly. Ms. Smith will also receive $3,750 for serving on the Nominating and Corporate Governance Committee, paid quarterly. Each of Mr. Daniels and Ms. Smith will receive a restricted stock unit award for shares of the Company’s Class A common stock equivalent to $400,000 under Fastly’s 2019 Equity Incentive Plan (the “Plan”), vesting on the one-year anniversary measured from the date of grant. In accordance with the Amended Director Compensation Policy, all of Mr. Daniels’ and Ms. Smith’s unvested equity awards at a time of a change of control shall vest immediately prior to the consummation of such change of control.

Mr. Daniels and Ms. Smith will enter into the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.8 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on May 6, 2019 (File No. 333-230953).

The press release announcing Mr. Daniels’ and Ms. Smith’s appointment as directors of the Company is attached hereto as Exhibit 99.2 and is filed herewith.

Item 9.01                   Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Exhibit Description

99.1	Amended and Restated Non-Employee Director Compensation Policy.
99.2	Press Release, dated November 3, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	November 3, 2021	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer